                                                                      EXHIBIT 11
                                                                      ----------

                          AMERICAN PRECISION INDUSTRIES
                       COMPUTATION OF NET INCOME PER SHARE
           (Shares and dollars in thousands except per share amounts)

                                                             Three Months Ended
                                                          ------------------------
                                                           March 31,      April 4,
                                                            1998           1997
                                                          -----------   ----------
Net Income                                                  $1,559        $1,885
                                                            ======        ======
Weighted average common shares outstanding (basic)           7,443         7,317

Incremental shares from assumed conversions:
       Stock options and warrants                              403           358
       Series B convertible preferred stock                  1,539          --
                                                            ------        ------
Weighted average common shares outstanding (diluted)         9,385         7,675
                                                            ======        ======
Earnings per share:
       Basic                                                $ 0.21        $ 0.26
       Diluted                                              $ 0.17        $ 0.25


                                       17